Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 13 to Registration Statement No. 333-39837 of Merrill Lynch Senior Floating Rate Fund, Inc.(the “Fund”) on Form N-2 of our reports dated October 21, 2005 for the Fund and for Master Senior Floating Rate Trust respectively, both appearing in the Fund’s August 31, 2005 Annual Report, and to our report dated October 17, 2000, appearing in the Fund’s August 31, 2000 Annual Report, in the Prospectus which is part of this Registration Statement. We also consent to the reference to us under the caption “Financial Highlights” in such Prospectus.

/s/ Deloitte and Touche LLP

Princeton, New Jersey
December 21, 2005